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                                                                 Exhibit 99.p.4
1.     DEUTSCHE ASSET MANAGEMENT CODE OF ETHICS

1.1    PURPOSE

This Code of Ethics has been adopted by Deutsche Asset Management Investment Services Limited ("DeAMIS") in accordance with Rule 17j-1 under the Investment Company Act of 1940 (the "Investment Company Act"). The Code sets out the specific requirements for business conduct and guidelines for personal investment activities for those employees who are connected with investment management undertaken for US registered investment companies ("'investment companies").

Rule 17j - I under the Investment Company Act prohibits fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment companies, if effected by associated persons of such companies.

With respect to any investment company it shall be unlawful for any affiliated person of or principal underwriter for a registered investment company, or any affiliated person of an investment adviser of or principal underwriter for a registered investment company in connection with the purchase or sale, directly or indirectly, by :such person of a security held or to be acquired, as defined in this section, by such registered investment company:

       - to employ any device, scheme or artifice to defraud such registered investment company;

       - to make to such registered investment company any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they are made, not misleading;

       - to engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such registered investment company; or

       - to engage in any manipulative practice with respect to such registered investment company.

1.2    DEFINITIONS

       a) "Adviser" means Deutsche Asset Management Investment Services Limited. ("DeAMIS);

       b) "Investment Company" means a company registered as such under the Investment Company Actor any series thereof for which the Adviser is the investment adviser e.g. the Deutsche IT funds (formerly the MGIT funds):

       c) "Access person" means any director, officer, general partner or advisory person of a US Investment Company;


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       d)   "Advisory person" means:

            (i) any employee of the Adviser or any company in a control relationship to the Adviser who in connection with his or her regular functions or duties, makes any recommendation, participates in the determination of which recommendation will be made, or obtains information regarding recommendations for the purchase or sale of a security by an investment company; or

            (ii) any natural person in a control relationship to the Fund or
                 Investment Adviser who obtains information concerning the recommendations made to an investment company with regard to the purchase or sale of a security.

       (e) a security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers make such a recommendation;

       f) "Beneficial ownership" shall be interpreted in the. same manner as it would be in determining whether a person is subject to the provisions of Section 1 6 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires;

       g) "Connected persons" means any person (including a body corporate) over whose judgement in respect of the acquisition or disposal of investments the employee might reasonably be expected to have influence. Persons failing within the following categories are presumed to be connected to an employee:

            (i) his/her spouse/partner or (if under 18 years) child or step child;

            (ii) a company in which any one or more employee and any Connected Person has an interest of more than 3% (listed companies) or 15% (unlisted companies) of the equity or voting capital;

            (iii) a non Deutsche Bank Group company of which the employee is a director;

            (iv)  a partnership of which the employee is a partner;

            (v) a trustee (when acting in the capacity of trustee) of a trust (other than an occupational pension scheme) under which the employee or Connected Person is a beneficiary;

            (vi) an estate of which the employee or any Connected Person is a personal representative or a trust of which the employee or any Connected Person is a trustee.

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       g)   "Control" shall have the same meaning as that set. forth in
            Section 2(a)(9) of the Investment Company Act;

       h) "Disinterested director" means a director of an investment company who is not an "interested person" of an investment company within the meaning of Section 2(a)(i 9) of the Investment Company Act;

       i) "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security;

       j) "Review Officer" means the officer of the Adviser designated from time to time by the Adviser to receive and review reports of purchases and sales by access persons; and

       k) "Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act, except that it shall not include:

            - shares issued by open-end investment companies registered under the US Investment Company Act of 1940;

            -    securities issued by the Government of the United States;

            - short term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the investment Company Act;

            -    bankers' acceptances;

            -    bank certificates of deposit; and

            -    commercial paper.

1.3    EXEMPTED TRANSACTIONS.

The Prohibitions of Section 1.4 of this Code shall not apply to:

       a) purchases of sales effected in any account over which the access person has no direct or indirect influence or control;

       b) purchases or sales of securities, which are not: eligible for purchase, or sale by an investment company;

       c) purchases or sales which are non-volitional on the part of either the access person or an investment company;

       d) purchases which are part of an automatic dividend reinvestment plan;

       e) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

       f) purchases or sales which receive the prior approval of the Review Officer because they are only remotely potentially harmful to an investment company as they would be very unlikely to affect a highly institutional market, or because they

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            clearly are not related economically to the securities to be purchased, sold or held by the investment company.

1.4    PROHIBITED PURCHASES AND SALES

       a) no access person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction would acquire, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale:

            i) is being considered for purchase or sale by an investment company; or

            ii)  is being purchased or sold by an investment company.

       b) no access person shall reveal to any other person (except in the normal course of his or her duties an behalf of an investment company) any information regarding securities transactions by an investment company or consideration by an investment company or the Adviser or any such securities transaction;

       c) no access person shall recommend any securities transaction by an investment company without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

            i) his or her direct or indirect beneficial ownership of any securities or such issuer;

            ii) any contemplated transaction by such person in such securities;

            iii) any position with such issuer or its affiliates; and

            iv) any present or proposed business relationship between such issuer or its affiliates, on the one hand, and such person or any party in which such person has a significant interest, on the other; provided, however, that in the event the interest of such access person in such securities or issuer is not material to his or her personal net worth and any contemplated transaction by such person in such securities cannot reasonably be expected to have a material adverse effect an any such transaction by the company or on the market far the securities generally, such access person shall not be required to disclose his or her interest in the securities or issuer thereof in connection with any such recommendation.

1.5    PERSONAL INVESTMENT RESTRICTIONS

It is the policy of DeAMIS that its clients' interests come first in relation to all investment decisions, thereby requiring all employees affiliated with the: management and operations of its clients assets to adhere to the procedures stated below, regarding trading in their personal accounts.

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       a)   Deutsche Asset Management personal account dealing rules

            All members of staff are subject to the Deutsche Asset Management Personal Account Dealing Rules. The following procedures are either additions requirements necessary because of the extra territorial requirements of US regulation or reminders of points especially pertinent to DeAMIS.

       b)   Disclosure of personal securities holdings

            All access persons must disclose to DeAMIS Compliance, upon request, all personal securities holdings within 10 calendar days of being notified that they are an access person. Thereafter personal transactions must be disclosed to DeAMIS Compliance quarterly (as described below in Section 1.5m) and personal holdings must be disclosed to DeAMIS Compliance on an annual basis.

            The initial and annual reports must include the title, number of shares and principal amount of each security in which an access person had any direct or indirect beneficial ownership when the person became an access person.

            All accounts held with a broker, dealer or bank (including accounts for issues exempted from the definition of `Security' e.g., accounts for open end, US registered mutual funds) must also be disclosed in these initial, quarterly and annual reports.

            DeAMIS Compliance will periodically review personal investment activity and holding reports.

       c)   APPROVALS

            All personal securities transactions must be undertaken only with the approval of an officer duly authorized to give such approval by the Company.

       d)   CONNECTED PERSONS

            Restrictions on personal investment apply not only to all Access Persons but also to `connected persons', as defined above.

       e)   BLACKOUT PERIODS

            All staff are prohibited (without prior clearance from DeAMIS Compliance) from knowingly executing security transactions in which ANY client orders are placed in those securities, until the clients' orders have either been executed or cancelled:

            All portfolio managers are prohibited from placing any trade in a security within seven calendar days, either before or after, he / she has placed a trade in that security for his / her client accounts. Any such cases must be examined by the DeAMIS Compliance Officer or designated alternate.

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            Regional team members, (including graduates or anyone attached to a regional team who has access to information regarding impending purchases/sales for clients) must not buy or sell a security for their personal account if DeAM has purchased (or intends to purchase) or sold that security for clients within seven calendar days.

            Where the security is a large cap liquid stock it is within the remit of the relevant regional team head (or alternate) to grant an exemption from this rule, if the regional head is satisfied that there are. no open orders or prejudice to DeAM's clients.

       f)   SHORT-TERM TRADING

            All staff should refrain from short-term trading activity, which is strongly discouraged for all personnel of the Deutsche Asset Management Group, Unless specific exemption has been granted prior to dealing (such exemption will only be granted on a case-by-case basis by DeAMIS Compliance) the individual may be required to disgorge short-term trading profits for securities held for LESS THAN 60-DAYS. The method of disgorgement will be determined by a Committee to be organized by the Directors.

       g) INITIAL PUBLIC OFFERINGS/NEW ISSUES (WHERE THERE IS NO DEUTSCHE BANK OR AFFILIATED COMPANY INVOLVEMENT)

            Staff are permitted to apply for such public new issues and offers for sale, where their application will not prejudice a client's order. Any application will be subject to the Deutsche Asset Management Personal Account Dealing Rules and to all the disclosure, approval, short term trading and customer order priority prohibitions outlined above. Multiple applications are not permitted.

       h)   PUBLIC OFFERS FOR SALE INVOLVING AFFILIATED GROUP COMPANIES

            As a rule, an employee is not permitted to subscribe for securities in a new issue or offer for sale available to the public if a Deutsche Bank entity is the sole or joint primary underwriter, offerror, or cc lead manager. In certain cases, this may be waived, provided the offer is generally available to the public. In such case, an application must be pre approved in the usual way. There is however, a holding period of 90 days for this application.

       i)   PLACINGS/UNLISTED SECURITIES

            No member of staff may allow his or her name to be put on a list of prospective places in any listed or unlisted security and must not, in any circumstance; accept stock in any placing without the specific prior written consent of Deutsche Asset Management Compliance, or one of the designated alternates.

            Such consent will be withheld if it would place the member of staff in conflict with the interests of a client or with the interests of the Deutsche Asset

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            Management Group itself, or if it might be considered in any other way to be improper for the placing to be accepted.

            Any member of staff who has previously purchased privately placed or unlisted securities must disclose these purchases to Compliance before he or she participates in a Fund's or an advisory client's subsequent consideration of an investment in the securities of the same or a related issuer.

       j)   GIFTS AND ENTERTAINMENT

            All staff are subject to the requirements of the DeAM Compliance Manual concerning gifts and entertainment. Any staff receiving gifts or entertainment, other than normal business lunches and dinners must report these to DeAMIS Compliance. All gifts with a value of more than an agreed de minimis sum (currently set at (pound)10) must surrender these gifts into the safekeeping of DeAMIS Compliance for distribution annually by means of a charity draw in which all members of staff may participate. No cash or cash equivalent gift may be offered or accepted.

            Entertainment must be neither so lavish nor so frequent as to create an obligation to the provider.

       k)   OUTSIDE INTERESTS

            Any Director or member of staff wishing to accept an outside directorship or assume an outside business interest is subject to the requirements of the DeAM Compliance Manual,

            In particular, approval for any interest involving investments or giving advice on investments (for example, being a member of the finance committee of a charity or trust) will not be given if, in DeAMIS's judgement, it may lead to a conflict of interest with DeAMIS's clients.

       1)   CONTRIBUTORS TO POLITICAL CAMPAIGNS

            DeAMIS directors and staff are not permitted to make contributions to the political campaigns of its clients, prospective clients or their officers and employees. All requests for such contributions must be reported to DeAMIS Compliance.

       m)   PERSONAL TRANSACTION REPORTING

            Access persons are required to report all personal securities transactions where such access person acquires any direct or indirect beneficial ownership in the security.

            However an access person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence.

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            The report shall be made not later than 10 calendar days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information

            i) the date of the transaction, the title and the number of shares, and the principal amount of each security involved;

            ii) the nature of the transaction (i.e. purchase, sale or any other type of acquisition or disposition);

            (iii)  the price at which the transaction was effected; and

            iv) the name of the broker, dealer or bank with or through whom the transaction was effected.

                   Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

                   Shares received on a pro rata basis to existing holdings and/or received in lieu of dividends must be notified to DeAMIS Compliance.

                   DeAMIS Compliance must be notified immediately a shareholding interest in any company (public, limited and non trading) reaches 3% of the issued share capital.

       n)   CONFIRMATION OF COMPLIANCE WITH THE CODE OF ETHICS

            Annually, each Access Person is required to sign a statement acknowledging that they have received the DeAMIS Code of Ethics and confirm their adherence to the Code.

2.     SANCTIONS

Upon discovering a violation of this Code, the Adviser may impose such sanctions as it deems appropriate, including, among other things, a letter of censure or suspension or termination of the employment of the violator. All material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the board of directors of the Investment Company with respect to which the violation occurred.

July 2000


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